UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   February 9, 2011

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26897	48-1264292
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification Number

1311 Specialty Drive, Vista, CA	92081
(Address of principal executive office)	(Zip Code)

(760) 560-5286
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On February 9, 2011, Javo Beverage Company (the “Company”) filed a prearranged plan of reorganization (the “Plan”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Plan contains terms and conditions relating to the recapitalization of the Company, which include among other things, no value or distributions to the Company’s existing holders of common stock, preferred stock, warrants or any other form of equity interests on account of such interests based on the enterprise value of the Company relative to its liabilities.  Under the Plan, upon its effectiveness, the reorganized company will be a “private” company and will not be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Consummation of the transactions contemplated under the Plan is subject to approval by the Bankruptcy Court.  The Company expects the Plan to be presented for final approval before May 1, 2011.

The foregoing description of the Plan is qualified in its entirety by the text of the Plan, which is filed herewith as Exhibit 2.1. Further details may be accessed at the Company’s restructuring website, www.kccllc.net/JavoBevCo.  No portion of this website is incorporated herein.

On February 11, 2011 the Bankruptcy Court approved the final debtor-in-possession financing in the amount of $3.3 million from Coffee Holdings, LLC which is expected to provide the Company with the necessary liquidity that will be needed during the bankruptcy case.

ITEM 9.01	Financial Statements and Exhibits

Number	Description

2.1	Plan of Reorganization of Javo Beverage Company, Inc., as filed on February 9, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVO BEVERAGE COMPANY, INC.

Date:	February 11, 2011	By:	/s/ Richard A. Gartrell
		Name:	Richard A. Gartrell
		Title:	Chief Financial Officer